Exhibit 99.1

FOR IMMEDIATE RELEASE	NEWS
September 20, 2006	NASDAQ: UAPH

UAP HOLDING CORP. NAMES NEW INDEPENDENT DIRECTOR

GREELEY, Colo. – September 20, 2006 – UAP Holding Corp. (Nasdaq: UAPH), the largest independent distributor of agricultural and non-crop inputs in the United States and Canada, today announced that Michael E. Ducey has been elected to the company’s board as an independent director effective September 15, 2006, filling the seat vacated by the resignation of Robert Katz.

Mr. Ducey is the retired President, CEO and Director of Compass Minerals International, Inc. (Compass). Compass is the second-leading salt producer in North America and the largest in the United Kingdom.

Prior to joining Compass in April 2002, Mr. Ducey was President and CEO of Borden Chemical, a billion-dollar diversified chemical company. In the 30 years he was with Borden Chemical, Mr. Ducey also held the positions of Chief Operating Officer and Executive Vice President, Director of Sales and Marketing for North American Forest Products and Director of Planning and Commercial Development. He earned a Bachelor of Arts degree from Otterbein College, Westerville, Ohio, where he is currently a member of the Board of Trustees, and a Master’s degree in Business Administration from the University of Dayton.

Chairman and CEO Kenny Cordell, said, “Michael Ducey joins the UAP board with extensive management experience and a thorough understanding of the chemical industry. We are pleased he has joined the board and look forward to his contributions.”

About UAP Holding Corp.:

UAP Holding Corp. is the holding company of United Agri Products, Inc., the largest independent distributor of agricultural and non-crop inputs in the United States and Canada. United Agri Products, Inc. markets a comprehensive line of products, including crop protection chemicals, seeds and fertilizers, to growers and regional dealers. United Agri Products also provides a broad array of value-added services, including crop management, biotechnology advisory services, custom blending, inventory management and custom applications of crop inputs. United Agri Products maintains a comprehensive network of approximately 340 distribution and storage facilities and three formulation and blending plants, strategically located throughout the United States and Canada. Additional information can be found on the company’s website, located at www.uap.com.

Safe Harbor Statement under the U.S. Private Securities Litigation Reform Act of 1995

This press release may contain statements that are forward-looking, as that term is defined by the Private Securities Litigation Reform Act of 1995 or by the Securities and Exchange Commission in its rules, regulations and releases. These forward-looking statements, which include comments made by management in the press release, are based on management’s beliefs, as well as assumptions made by, and information currently available to, management. Although management believes that the expectations reflected in these forward-looking statements are reasonable, it can give no assurance that these expectations will prove to have been correct. These statements are subject to certain risks, uncertainties and assumptions, including risks identified and discussed under Item 1A. Risk Factors in the company’s Form 10-K filed with the Securities and Exchange Commission on May 12, 2006 and in the other documents the company files with the Securities and Exchange Commission from time to time.

CONTACT: UAP Holding Corp.

Karla Kimrey, 970-356-4400

SOURCE: UAP Holding Corp.